Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement’) is dated as of January 10, 2007, to be effective as of January 11, 2007 (the “Effective Date”), by and between GABRIEL TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), GABRIEL TECHNOLOGIES, LLC, a Nebraska limited liability company and a wholly-owned subsidiary of the Company (“Gabriel LLC”), and KEITH FEILMEIER, an individual (“Consultant”).

RECITALS:

WHEREAS, Gabriel LLC desires to engage the services of Consultant for the purpose of performing consulting services on behalf of Gabriel LLC, and Consultant agrees to perform such services, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements and upon the terms and subject to the conditions hereinafter set forth, the parties hereto hereby covenant and agree as follows:

1.    Services. Gabriel LLC hereby engages Consultant, and Consultant agrees to serve Gabriel LLC, as an independent contractor providing strategic planning, investor relations, and other valuable services to Gabriel LLC and its affiliates.

2.    Term and Termination. The term of this Agreement shall begin on the Effective Date and terminate on December 31, 2007 (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for up to two additional one year terms (each a “Renewal Term”), provided that Consultant generated at least $300,000 in gross sales for either Gabriel LLC or Trace Technologies, LLC (“Trace”), in the aggregate, for the preceding year. The Initial Term or any Renewal Term, as applicable, are referred to herein as the “Term.” Notwithstanding the foregoing, the Company may terminate this Agreement for “cause” (as defined below) prior to the expiration of the Term immediately upon written notice to Consultant. Termination of Consultant for “cause” shall be defined as: (i) the commission by Consultant of an act of fraud on Gabriel LLC or any of its affiliates; (ii) conviction of, or a plea of no contest to, or deferred adjudication for any felony or misdemeanor that causes harm or embarrassment to Gabriel LLC or any of its affiliates, in the reasonable judgment of a manager of Gabriel LLC; (iii) actions or failures to act by Consultant directly and proximately constituting a material violation of any statute, regulation or other law to which Gabriel LLC or Consultant is subject, and which causes or is reasonably likely to cause a material adverse effect to Gabriel LLC or any of its affiliates.

3.    Compensation.

(a)    Consulting Fee. In consideration of the services rendered by Consultant to Gabriel LLC, Gabriel LLC agrees to pay Consultant during the Term a consulting fee equal to $154,800 per year (the “Consulting Fee”) in accordance with Gabriel LLC’s normal accounting practices.

(b)    Performance Bonus. For each calendar month during the Term, Consultant will be entitled to receive bonus payments equal to a percentage of Gabriel LLC’s gross margin for such calendar month on sales procured by Consultant after the Effective Date (“Applicable Sales”) per the following schedule:

Gross Margin	Percentage of Bonus Payment Paid

$0 - $75,000	50% of Gabriel LLC’s gross margin on Applicable Sales

$76,000 - $175,000	25% of Gabriel LLC’s gross margin on Applicable Sales

over $175,000	10% of Gabriel LLC’s gross margin on Applicable Sales

For purposes of this Agreement, the “gross margin” of Gabriel LLC for any period means the amount that its aggregate Applicable Sales for such period exceeds its aggregate costs of such sales for such period as determined in accordance with generally accepted accounting principles. For example, if Gabriel LLC’s gross margin for a particular calendar month during the Term was $300,000, Consultant’s bonus payment for such calendar month would equal $75,000 [(50% x $75,000) plus (25% x $100,000) plus (10% x ($300,000 - $175,000))]. Any bonus payments payable to Consultant pursuant to the foregoing for any calendar month during the Term will be paid by Gabriel LLC within 15 days after the end of such calendar month.

(c)    Trace Bonus. The Company and Gabriel LLC acknowledge and recognize that Consultant has provided and will continue to provide value in respect to the business and development of the assets of Trace. The Company is pursuing certain transactions and is attempting to maximize the value of certain assets and certain rights in the Trace Assets (as defined below). If at any time a Trace Asset Transaction (as defined below) occurs, the Company shall pay to Consultant an amount equal to 3.125% of the Transaction Amount (as defined below) (the “Trace Bonus”). If the Transaction Amount is received in installments, then the portion of the Trace Bonus payable to Consultant shall be proportionate to the portion of the Transaction Amount received. Further, the Company agrees to cooperate with Consultant in an effort to obtain the most beneficial tax treatment of the transfer or payment of the Trace Bonus, or any part thereof, to Consultant. Such Trace Bonus shall be paid within 10 days following receipt of the Transaction Amount or the installment thereof, as the case may be. In the event the Transaction Amount is paid, in any part, with consideration other than cash, payment of the portion of the Trace Bonus to Consultant shall be made by the transfer of the same assets or things of value received by the Company or its assignees, designees, successors, agents, affiliates, or other similar persons or entities (collectively referred to as “Assignees”) and/or cash in the same proportions as the cash or the same assets or things of value received by the Company or its Assignees, and Consultant shall be entitled to his proportion of all rights (including registration rights) received by the Company or its Assignees with respect to such non-cash assets. In the event that the proceeds can not be distributed in kind, the Company will pay the cash equivalent of the Trace Bonus as determined by the Board of Directors of the Company. The Trace Bonus shall be payable even though such payments or transfers of the Transaction Amount continue after this Agreement’s termination or expiration, and payments thereof shall continue throughout the entire period of such transfers or payments, should they be spread out or delayed in any fashion. The Trace Bonus described above is in recognition of the unique knowledge, experience and effort expended and to be expended by Consultant with respect to the development and realization of the values of the Trace Assets to the Company and Gabriel LLC and shall continue and be paid notwithstanding the termination of Consultant’s services hereunder.

Any rights or options previously granted to Consultant by the Company or Trace in respect to the equity of, or bonuses in respect to, Trace, including without limitation the option to acquire membership interests in Trace, are hereby acknowledged and agreed to be terminated without additional compensation and are null and void; provided that nothing in this subsection shall be taken to impact or diminish the Trace Bonus described above, or any rights or options of any type granted to Consultant with respect to the Company.

For purposes of this Agreement, the following definitions shall apply:

“Trace Assets” consists of assets and intellectual property of Trace as of the date hereof and any improvements thereto and enhancements thereof.

“Trace Asset Transaction” means any transaction whatsoever, whether occurring during the Term of this Agreement or within 5 years after the date of termination or expiration of this Agreement, by which all or a significant portion of the Trace Assets are, and/or ownership of Trace itself is, directly or indirectly, sold, transferred, assigned, licensed, released or in any other way disposed of, including, without limitation, by any sale of assets, merger, sale of stock, transfer, change of control of Trace; provided that if such a transaction is pending but not yet closed at the date 5 years after the date of termination or expiration of this Agreement and is thereafter closed according to its terms, such transaction will be a Trace Asset Transaction hereunder. A transaction involving the creation of a new entity or entities spun out to the Company stockholders with a purpose to convey a significant portion of the Trace Assets or control of a significant portion of the Trace Assets shall be deemed a Trace Asset Transaction.

“Transaction Amount” means the total amount paid to or received by either the Company or any Assignee (including without limitation, the transferee or assignee of an ownership interest in Trace), or any other related party or entity, whether directly or indirectly, from a Trace Asset Transaction, net of any related attorney’s fees and reasonable transaction expenses. In the event that the Transaction Amount is not readily determinable or the proceeds of the Trace Asset Transaction are not distributable in kind, the Board of Directors of the Company will, promptly after the Trace Asset Transaction occurs, make a reasonable determination of the value of the Transaction Amount.

(d)    Trace Commission Bonus. For any sales procured by Consultant for Trace during the Term (the “Trace Sales”), the Company agrees to pay Consultant 10% of Trace’s gross margin on such sales. For purposes of this Agreement, the “gross margin” of Trace for any period means the amount that its aggregate Trace Sales for such period exceeds its aggregate costs of such sales for such period as determined in accordance with generally accepted accounting principles.

(e)    Reimbursement of Expenses. Consultant shall be reimbursed by Gabriel LLC for all reasonable out-of-pocket disbursements incurred by Consultant in connection with the performance of his services under this Agreement, including but not limited to meals, lodging and other travel expenses. Expenses in excess of $500 must be approved in advance by a manager of Gabriel LLC.

4.    Health Benefits. Consultant will be provided with notice of his COBRA rights, at which time Consultant may elect to extend his present health and dental insurance coverage under COBRA. If Consultant elects continuation of coverage under COBRA, Gabriel LLC agrees to pay the premiums for Consultant’s present coverage for a period of 18 months or until Consultant secures alternate coverage with another employer, whichever occurs first.

5.    Devotion of Time. Subject to the provisions hereof, during the Term, Consultant shall devote such of his time and effort as may be reasonably necessary to the discharge of his duties hereunder. Notwithstanding anything to the contrary herein contained, Consultant shall not be restricted from engaging in other business activities during the Term, and Consultant shall not be required to devote any specified amount of time to the consulting services hereunder.

6.    Nondisclosure of Proprietary Information. Consultant acknowledges that he has received or may receive information relating to Gabriel LLC’s and any of its affiliates’ assets, operations, clients, and past, present, and future businesses, including without limitation developments, technical data, intellectual property, specifications, designs, ideas, product plans, research and development, personal information, financial information, customer lists, business methods and operations, strategic plans. marketing plans and pricing information, all of which are proprietary to Gabriel LLC and involve trade secrets, know-how, techniques, and combinations of known information of a character regarded by Gabriel LLC as confidential, as well as other information that Gabriel LLC has indicated to be confidential or which, by the nature of the information or the circumstances of its disclosure, Consultant ought reasonably to consider confidential (all of the foregoing, collectively, the “Proprietary Information”). The Proprietary Information does not include information which (i) at the time it is disclosed by the Consultant was already in the public domain; (ii) is subsequently published or publicly disclosed by persons other than Consultant through no fault of Consultant; (iii) is subsequently acquired by Consultant from a third party having no obligation of confidentiality toward Gabriel LLC with respect to such information; or (iv) is known to Consultant at the time of disclosure, provided that Consultant shall have the burden of establishing such prior knowledge by competent written proof. If Consultant is compelled by law to disclose Confidential Information, he shall use his best efforts to give Gabriel LLC ten (10) days prior written notice of compelled disclosure and shall limit such disclosure to the extent legally possible.

Consultant agrees that Consultant will not disclose, either during the term of this Agreement or at any time after termination of this Agreement, any Proprietary Information to any person or entity, except in the course of Consultant’s duties on behalf of Gabriel LLC or with Gabriel LLC’s consent, and that, similarly, without Gabriel LLC’s consent, will not use such information for the benefit of any person or entity other than Gabriel LLC at any time. Consultant agrees that upon termination of this Agreement, Consultant will deposit with or return to Gabriel LLC all copies (in any media, including, without limitation, electronic storage media) of documents, records, notebooks or any other information or documentation of Gabriel LLC’s Proprietary Information, and all derivatives thereof, whether the Proprietary Information or documentation was developed or prepared by Consultant or by others. Consultant acknowledges that this covenant of nondisclosure is an integral term of this Agreement and is given in consideration of the engagement of Consultant and the other consideration granted in this Agreement.

7.    Company’s Representations. Each of the Company and Gabriel LLC represents and warrants that it is free to enter into this Agreement and to perform each of its terms and covenants. Each of the Company and Gabriel LLC represents and warrants that it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement and that its execution and performance of this Agreement is not a violation or breach of any other agreements between it and any other person or entity. Each of the Company and Gabriel LLC represents and warrants that this Agreement is a legal, valid and binding agreement of it, enforceable in accordance with its terms.

8.    Consultant Representations. Consultant represents and warrants that he is free to enter into this Agreement and to perform each of its terms and covenants. Consultant represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that the execution and performance of this Agreement is not a violation or breach of any other agreement between Consultant and any other person or entity. Consultant represents and warrants that this Agreement is a legal, valid and binding agreement of the Consultant, enforceable in accordance with its terms.

9.    Withholding. Consultant will be responsible for payment of all required federal and state withholding taxes, if any, under this Agreement. Gabriel LLC will provide Consultant with an IRS Form 1099 at the beginning of the ensuing calendar year, for all compensation paid under this Agreement.

10.          Independent Contractor Status. As an independent contractor, Consultant is not eligible to receive the benefits offered to Gabriel LLC’s employees.

11.         No Right of Setoff. The Company shall have no right of set-off or counterclaim, in respect of any claim, debt, or obligation, against Consultant, his dependents, beneficiaries, or estate in respect to any payments hereunder, whether of the Trace Bonus, the Performance Bonus or otherwise.

12.         Multiple Counterparts. This Agreement may be executed in counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement.

13.         Severability and Savings Clause. If any one or more of the provisions contained in this Agreement is for any reason (i) objected to, contested or challenged by any court, government authority, agency, department, commission or instrumentality of the United States or any state or political subdivision thereof, or any securities industry self-regulatory organization (collectively, “Governmental Authority”), or (ii) held to be invalid, illegal or unenforceable in any respect, the parties hereto agree to negotiate in good faith to modify such objected to, contested, challenged, invalid, illegal or unenforceable provision. It is the intention of the parties that there shall be substituted for such objected to, contested, challenged, invalid, illegal or unenforceable provision a provision as similar to such provision as may be possible and yet be acceptable to any objecting Governmental Authority and be valid, legal and enforceable. Further, should any provisions of this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten will be binding, but only in that jurisdiction, on the parties as if contained in the original agreement. The invalidity, illegality or unenforceability of any one or more provisions hereof will not affect the validity and enforceability of any other provisions hereof.

14.         Successors; Assignment. This Agreement and the rights and obligations under this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any rights or benefits under this Agreement may be assigned by either party to this Agreement without the other party’s prior written consent.

15.    Entire Agreement; Amendment. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the engagement of Consultant by Gabriel LLC (including any previously executed agreement that has not been fully performed by both parties), and contains all of the covenants and agreements between the parties with respect thereto. This Agreement can only be amended by the parties in writing, executed by the party against whom enforcement of any modifications may be sought.

16.    Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEBRASKA WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS. VENUE OF ANY LITIGATION ARISING FROM THIS AGREEMENT SHALL BE IN A COURT OF COMPETENT JURISDICTION IN DOUGLAS COUNTY, NEBRASKA.

17.    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (i) personally delivered, (ii) sent by nationally- recognized overnight carrier or (iii) sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the addresses set forth below each party’s name on the signature page hereto, or to such other address as the party to whom notice is to be given may have furnished to each other party in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) on the first Business Day (as hereinafter defined) after dispatch, if sent by nationally recognized overnight courier and (iii) on the third Business Day following the date on which the piece of nail containing such communication is posted, if sent by mail. As used herein, “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

18.     Third Party Beneficiary. No person, firm, group or corporation is a third party beneficiary of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

COMPANY: GABRIEL TECHNOLOGIES CORPORATION

By: /s/ Matt Gohd
Name: Matt Gohd
Title: Director

Address: 4538 South 140th Street Omaha, Nebraska 68137

GABRIEL LLC: GABRIEL TECHNOLOGIES, LLC

By: /s/ Dan Chicoine
Name: Dan Chicoine
Title: President

Address: 4538 South 140th Street Omaha, Nebraska 68137

CONSULTANT:

/s/ Keith R. Feilmeier
KEITH FEILMEIER

Address: ________________ ________________